As filed with the Securities and Exchange Commission on October 19, 2026

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa	84-1652107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1811 Aksarben Drive, Omaha, Nebraska 68106	(402) 884-8700
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Green Plains Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Chris G. Osowski

President and Chief Executive Officer

Green Plains Inc.

1811 Aksarben Drive

Omaha, Nebraska 68106

(402) 884-8700

(Name, address and telephone number of agent for service)

Copy to:

Allan M. Williams, Esq.

Husch Blackwell LLP

90 South Seventh Street, Floor 14

Minneapolis, MN 55402

(612) 852-2690

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Green Plains Inc. (the “Registrant”) for the purpose of registering an additional 2,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Registrant reserved for issuance under the Green Plains Inc. 2019 Equity Incentive Plan, as amended (the “Plan”). The Plan was originally approved by shareholders on May 8, 2019, and was amended by an amendment approved by shareholders on May 6, 2020 (the “First Amendment”). On June 5, 2026, shareholders approved a second amendment to the Plan (the “Second Amendment”), which increased the aggregate number of shares of Common Stock that may be issued under the Plan as stock-based awards from 5,710,000 to 7,710,000 and amended certain other provisions. The 2,000,000 additional shares of Common Stock registered hereby are of the same class as the securities previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-239878) with respect to the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable pursuant to the anti-dilution and adjustment provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the Green Plains Inc. 2019 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated into this Registration Statement by reference (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), filed with the SEC on February 10, 2026;

2.	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026, filed with the SEC on May 7, 2026, and June 30, 2026, filed with the SEC on August 6, 2026;

3.	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2026, that are incorporated by reference into our Annual Report;

4.	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 5, 2026, January 12, 2026, April 23, 2026 and June 11, 2026; and

5.

the description of the Registrant’s Common Stock set forth in its registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December  16, 2005, including any amendment or report filed with the SEC for the purpose of updating this description, including Exhibit 4.3 of our Annual Report.

All reports and other documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

The Registrant is an Iowa corporation. The Registrant’s Fifth Amended and Restated Bylaws require it to indemnify directors and officers to the full extent permitted by the Iowa Business Corporation Act.

Under the Iowa Business Corporation Act, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the Registrant against reasonable expenses incurred by the director in connection with the proceeding. Further, under the Iowa Business Corporation Act, officers who are not directors, are afforded the same mandatory indemnification protections as directors upon successful application to the court. Additionally, the Registrant may indemnify its directors and officers where: (A)(i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation or (b) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

The Registrant carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

The Registrant has entered into indemnification agreements with each of its officers and directors. Pursuant to the indemnification agreements, the Registrant is required to, among other things, indemnify each indemnitee against all expenses (including, attorneys’ fees, disbursements and retainers, accounting and witness fees and other disbursements and expenses) incurred in connection with certain proceedings that relate to the indemnitee’s service as an officer or director of the Registrant. Further, the Registrant is required to indemnify for expenses incurred by the indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s serving as the Registrant’s officer or director, it is required to advance all expenses incurred by or on behalf of the indemnitee in connection with such proceeding, without regard to the indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of the indemnification agreement; provided, however, that to the extent required by Iowa law, the indemnitee shall repay all the expenses paid to the indemnitee if it is finally determined that the indemnitee is not entitled to be indemnified.

The indemnification agreements contain certain exceptions to the Registrant’s obligation to indemnify. Among these exceptions, the Registrant is not obligated to make any indemnity in connection with any claim made against the indemnitee: (i) for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions, (ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities of the Registrant within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law; (iii) for which indemnitee settles a claim without the Registrant’s consent; (iv) for which such indemnitee is finally adjudged to have gained any person profit or advantage to which he or she was not legally entitled; (v) for which indemnitee’s conduct is finally adjudged to have been willful misconduct, knowingly fraudulent, deliberately dishonest or in violation of indemnitee’s duty of loyalty to the Registrant; (vi) for proceedings initiated or brought voluntarily by such indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under the applicable indemnification agreement or any other statute or law or otherwise as required by Iowa law; (vii) for which the indemnitee is indemnified by the Registrant otherwise than pursuant to the indemnification agreement; or (viii) for which a court of competent jurisdiction had made a final determination that indemnification under the indemnification agreement is unlawful.

The indemnification agreements also require the Registrant to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the indemnitee with coverage for losses from wrongful acts and an indemnitee who is an officer or director shall be named as an insured.

All agreements and obligations of the Registrant contained in the indemnification agreements shall continue during the period when the officer or director who is a party to an indemnification agreement is an officer or director of the Registrant (or is serving at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

The Registrant has been advised that, in the opinion of the SEC, indemnification for certain liabilities is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
4.1(a)	Indenture, dated March 1, 2021, between Green Plains Inc. and Wilmington Trust, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 1, 2021).

4.1(b)	First Supplemental Indenture relating to the 2.25% Convertible Senior Notes due 2027, dated as of March 1, 2021, between Green Plains Inc. and Wilmington Trust, National Association, including the form of Global Note attached as Exhibit A thereto (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated March 1, 2021).

4.1(c)	Form of Global Note representing 2.25% Convertible Senior Notes due 2027 (included as a part of Exhibit 4.1(b)).

4.2(a)	Indenture, dated October 27, 2025, between Green Plains Inc. and Wilmington Trust, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2025).

4.2(b)	Form of Global Note representing 5.25% Convertible Senior Notes due 2030 (included as a part of Exhibit 4.2(a) of this Registration Statement) (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2025).

5.1*	Opinion of Husch Blackwell LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Husch Blackwell LLP (included in Ex. 5.1 to this Registration Statement on Form S-8).

24.1*	Power of Attorney (on signature page of this Registration Statement).

99.1*	2019 Equity Incentive Plan.

99.2*	Amendment No. 1 to the 2019 Equity Incentive Plan.

99.3*	Second Amendment to Green Plains Inc. 2019 Equity Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith

ITEM 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on October 19, 2026.

GREEN PLAINS INC.

By:	/s/ Chris G. Osowski
Chris G. Osowski
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chris Osowski and Ann Reis, and each of them, with full power to act without the other, as attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney in fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys in fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities indicated and on October 19, 2026.

Name	Title

/s/ Chris G. Osowski	President and Chief Executive Officer
Chris G. Osowski	(Principal Executive Officer) and Director

/s/ Ann Reis	Chief Financial Officer (Principal Financial
Ann Reis	Officer and Principal Accounting Officer)

/s/ James D. Anderson	Chairman of the Board
James D. Anderson

/s/ Farha Aslam	Director
Farha Aslam

/s/ Steven J. Furcich	Director
Steven J. Furcich

/s/ Carl J. Grassi	Director
Carl J. Grassi

/s/ Brian D. Peterson	Director
Brian D. Peterson

/s/ Martin Salinas Jr.	Director
Martin Salinas Jr.

/s/ Patrick Sweeney	Director
Patrick Sweeney

/s/ Kimberly Wagner	Director
Kimberly Wagner